Exhibit 99.1

IKON RENEWS U.S. LEASE PROGRAM RELATIONSHIP WITH
GE CAPITAL SOLUTIONS

FOR RELEASE: MONDAY, MAY 7, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN) (the “Company”), the world’s largest independent channel for document management systems and services, today announced that it has entered into a Memorandum of Understanding (“MOU”) with GE Capital Solutions to renew its existing lease program relationship in the United States, which is scheduled to expire in 2009.

Under the proposed transaction, the parties will extend their current lease program agreement through fiscal year 2014, and GE Capital Solutions will continue to serve as the Company’s preferred financing source in the United States. In consideration of the renewal, the Company will be entitled to receive enhanced lease origination fees, while continuing to share in gains on lease-end activities.

The Company currently anticipates that the transaction will generate approximately $170 million to $200 million of aggregate incremental operating income during its fiscal years 2009 through 2014 compared to the renewal terms in the original agreement. The Company does not expect the renewal to have a material impact on its projected lease program financial results for fiscal year 2008. As a result of modifications to certain fee sharing arrangements under the renewal, the Company anticipates that the transaction will reduce its operating income during fiscal year 2007 by approximately $4 million compared to the sharing terms in the original agreement.

The transaction remains subject to the negotiation of mutually acceptable definitive agreements and approval by the parties’ respective management and Board of Directors. The transaction is currently expected to close during the Company’s third fiscal quarter ending June 30, 2007.

Fiscal Year 2007 Investor Conference
As a reminder, IKON will host its Fiscal Year 2007 Investor Conference on May 9, 2007 in New York City. The conference will be webcast and available on the Company’s website at www.ikon.com under Calendar & Presentations.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include, but are not limited to, statements relating to our execution of a mutually agreeable definitive agreement for the renewal of our leasing program and our financial expectations should the transactions contemplated thereby be consummated.  Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct.  Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the Securities and Exchange Commission.  As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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